Exhibit 99.1

NEWS RELEASE	Terence R. Rogers
VP Finance and Treasurer
773.788.3720

RYERSON TULL SIGNS DEFINITIVE AGREEMENT TO ACQUIRE

INTEGRIS METALS FROM ALCOA AND BHP BILLITON

Chicago, Illinois – October 25, 2004 – Ryerson Tull, Inc. (NYSE: RT), today announced the signing of a definitive agreement to purchase Integris Metals Corporation, a joint venture between Alcoa Inc. (NYSE: AA) and BHP Billiton (NYSE: BBL). Integris is one of North America’s largest metals service centers, with a strong position in aluminum and stainless steel. Ryerson Tull will purchase all of the equity interest in Integris for $410 million plus assumption of Integris’ debt, which was approximately $240 million as of October 1, 2004. The transaction is expected to be completed by early 2005, subject to customary closing conditions and regulatory approval.

“This combination represents a unique opportunity to create an organization with superior operating efficiency and unrivaled service benefits to customers,” said Neil S. Novich, Chairman, President, and CEO of Ryerson Tull. “Together, we will offer specialized product expertise in stainless, carbon, and aluminum, with the ability to service customers across the United States, Canada, and Mexico, plus a substantial processing capability in India.”

This transaction enables Alcoa and Billiton to exit from a non-strategic business.

Ryerson Tull expects the acquisition to be immediately accretive. Additionally, the company plans to capture efficiencies from the combination and generate annualized cost savings of at least $30 million, within the next 18 to 24 months.

For 2003, Integris reported revenue of $1.5 billion, net income of $10.9 million, and earnings before interest, taxes, depreciation and amortization (EBITDA)1 of $42.8 million. With improving market conditions, Integris produced first half 2004 revenue of $969.5 million, net income of $33.5 million, and EBITDA of $64.8 million, compared to revenue of $755.7 million, net income of $6.9 million, and EBITDA of $23.3 million, in the first half of 2003.

Ryerson Tull plans to finance the acquisition with cash on hand, borrowing under a new secured credit facility, and an underwritten bridge loan. Ryerson Tull intends to refinance a portion of these borrowings with funds raised through debt and/or equity offerings in the capital markets, as market conditions permit.

The agreement includes a breakup fee of up to $20 million to be paid by Ryerson Tull if the transaction is not finalized by the end of January 2005.

Note: Ryerson Tull will conduct a conference call to discuss the acquisition of Integris on October 26, 2004, at 9:00 a.m. Eastern time. The call will be simulcast on the company’s Web site, www.ryersontull.com.

Ryerson Tull, Inc. is North America’s leading distributor and processor of metals, with 2003 revenues of $2.2 billion. The company services customers through a network of service centers across the United States and in Canada, Mexico, and India.

Business Risks: This press release contains statements that are not historical facts and are forward-looking statements. The forward-looking statements (generally identified by words or phrases indicating a projection or future expectations, such as “anticipates”, “is planning to”, “estimates”, “expects”, or “believes”) are based on the company’s current expectations, estimates, assumptions, forecasts, and projections about the general economy, industry, and company performance. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that could result in actual outcomes or results being materially different from those expressed or forecast. Representative factors that may affect the company’s performance include the general economy and business conditions relating to metals-consuming industries; sales volumes; pricing pressures; cost of purchased materials; ability to maintain or increase market share and gross profits; inventory management; market competition; the company’s ability to maintain or lower its cost structure; industry and customer consolidation; customer and supplier insolvencies; and labor relations.

[1]	Non GAAP measures are provided as a complement to results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). EBITDA represents net earnings before interest, provision for income taxes, and depreciation and amortization expense. We believe EBITDA is an important non-GAAP measure, as it provides useful cash flow information for Integris that can be helpful in evaluating the impact of the proposed merger and the combined company’s ability to service, incur, or pay down debt. The following table reconciles EBITDA to the most directly comparable GAAP measure of profitability, net income (loss):

Dollars in thousands	2003	Six months ended July 4, 2003	Six months ended July 2, 2004
Net income (loss)	$10,927	$6,883	$33,483
Income tax provision (benefit)	5,219	3,188	18,377
Interest expense, net	10,340	5,067	4,910
Depreciation and amortization	16,275	8,188	7,993

EBITDA	$42,761	$23,326	$64,763